EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

HTG Molecular Diagnostics, Inc.

Tucson, Arizona

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of our report dated March 25, 2021, relating to the consolidated financial statements of HTG Molecular Diagnostics, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

Los Angeles, California

August 20, 2021